Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2017 Financial Results and Provides Corporate Update

•	VK5211 Phase 2 hip fracture study fully enrolled, data expected 4Q17

•	VK2809 Phase 2 fatty liver and hypercholesterolemia study proceeding

•	In vivo data for VK2809 in NASH demonstrate histologic benefits on steatosis, fibrosis, NAFLD Activity Score

•	Viking board of directors and balance sheet strengthened

SAN DIEGO, August 9, 2017 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter ended June 30, 2017, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended June 30, 2017

“We are excited about the progress we’ve made during the past several months, particularly with respect to our VK5211 and VK2809 programs.  We completed enrollment in our Phase 2 trial of VK5211 in patients recovering from hip fracture surgery, and look forward to announcing the results in the fourth quarter.  We also completed the opening of all planned clinical sites in our VK2809 Phase 2 trial for non-alcoholic fatty liver disease (NAFLD) and hypercholesterolemia and continue to enroll new patients.  In addition, we announced positive results from a study of VK2809 in a model of diet-induced NASH, which showed statistically significant reductions in fibrosis, liver collagen, liver steatosis, and the NAFLD activity score (NAS).  The histologic improvements observed in this study suggest an encouraging potential benefit in settings such as NASH and glycogen storage disease (GSD),” stated Brian Lian, Ph.D., chief executive officer of Viking.

“Our orphan drug programs also advanced during the quarter.  We are currently preparing to file an Investigational New Drug (IND) application for VK2809 for the treatment of patients with GSD Ia and plan to initiate a proof-of-concept study for this indication later this year.  And, through our collaboration with the Kennedy Krieger Institute, we recently completed a 25-week in vivo study of our second thyroid receptor agonist, VK0214, in a model of X-linked adrenoleukodystrophy (X-ALD).  We plan to report the results from this study later this quarter. In order to support our development activities, we strengthened our balance sheet during the quarter by raising gross proceeds of $4.3 million, providing a financial runway into 2018.  Finally, we also expanded our board of directors with the appointment of Charles A. Rowland, Jr., an experienced biopharma finance executive.  As Viking’s pipeline grows and matures, we expect Charlie’s financial and operational expertise will prove invaluable.”

Pipeline and Corporate Highlights

▪

Enrollment completed in Phase 2 clinical trial of VK5211 in patients recovering from hip fracture surgery.  VK5211 is a novel, orally available, non-steroidal small molecule selective androgen receptor modulator (SARM) which has been shown to have a stimulatory effect on lean body mass and bone mineral density, and may offer significant benefits to patients recovering from hip fracture surgery.  The Phase 2 clinical trial is a randomized, double-blind, placebo-controlled, parallel group study designed to evaluate the efficacy, safety and tolerability of VK5211 in patients recovering from hip fracture surgery.  A total of 108 patients have been randomized to receive once-daily VK5211 doses of 0.5 mg, 1.0 mg, 2.0 mg, or placebo for 12 weeks.  The study’s primary endpoint will evaluate the effects of VK5211 on lean body mass after 12 weeks of treatment.  Secondary and exploratory objectives include assessments of functional performance, quality-of-life, and activities of daily living, as well as safety, tolerability and pharmacokinetics.  Viking expects to announce results from this trial in the fourth quarter of 2017.

▪

Phase 2 clinical trial of VK2809 in non-alcoholic fatty liver disease (NAFLD) and hypercholesterolemia continues to enroll.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue as well as the beta receptor subtype, suggesting promise in this patient population.  The company has recently completed all planned site openings for the trial and is actively enrolling patients with elevated LDL cholesterol (LDL-C) and non-alcoholic fatty liver disease.  Patients are randomized to receive once-daily oral doses of VK2809 or placebo for 12 weeks followed by a four-week off-drug phase.  The trial's primary endpoint will evaluate the effect of VK2809 treatment on LDL-C after 12 weeks compared to placebo.  Secondary and exploratory endpoints include assessments of changes in liver fat content, inflammatory markers, and plasma lipids.  In an effort to facilitate enrollment in this study, the company, following discussions with the FDA, recently amended the trial protocol to widen certain eligibility criteria, while maintaining the rigor and integrity of the trial. This protocol amendment is currently being implemented across all sites. The company expects to announce the results from this trial in the first half of 2018.

▪

  Results from an in vivo evaluation of VK2809 in a model of diet-induced NASH demonstrated broad histologic benefits including an improvement in fibrosis.  In June, Viking announced additional data supporting the efficacy and unique liver-targeting mechanism of VK2809. Results showed statistically significant reductions in fibrosis, liver collagen, liver and plasma lipids, and the non-alcoholic fatty liver disease activity score (NAS), which is a composite measure of steatosis, inflammation and ballooning.  Highlights from this study include:

•	Liver triglyceride content was reduced by 70% compared to vehicle control

(p<0.0001), and by 56% compared to active control (p<0.0001)

•	Liver cholesterol content was reduced by 65% compared to vehicle control (p<0.0001) and by 58% compared to active control (p<0.0001)

•	Liver fibrosis was reduced by 50% compared to vehicle control (p=0.01) and by 21% compared to active control (p=0.3)

•	Liver collagen content was reduced by 60% compared to vehicle control (p<0.005) and by 49% compared to active control (p=0.07)

•	Liver hydroxyproline content was reduced by 46% compared to vehicle control (p=0.01) and by 36% compared to active control (p=0.06)

•

Animals treated with VK2809 experienced a 40% mean improvement in NAS after eight weeks compared to vehicle-treated controls (p<0.0001; average baseline NAS 5.7; n = 12/cohort); and 50% of VK2809-treated animals demonstrated at least a two-point improvement in NAS compared with no vehicle-treated animals demonstrating at least a two-point improvement (p=0.01)

•	No animals treated with VK2809 demonstrated a worsening in NAS vs. approximately 60% of vehicle-treated animals demonstrating a worsening (p<0.0001)

•	Treatment with VK2809 also produced significant reductions in plasma triglycerides and cholesterol.

▪

Proof-of-concept study to evaluate VK2809 for the treatment of glycogen storage disease type Ia (GSD Ia) planned for 2H17.  GSD Ia is an orphan genetic disease that results in an excess accumulation of glycogen and lipids in the liver, potentially leading to hepatic steatosis, hepatic adenomas, and hepatocellular carcinoma.  Initial results from an in vivo proof-of-concept study showed that treatment with VK2809 produced rapid and substantial reductions in liver triglyceride content, liver weight and liver weight as a percentage of body weight compared with vehicle-treated controls.  The company plans to file an IND application for VK2809 for the treatment of patients with GSD Ia and initiate a human proof-of-concept study in the second half of 2017.

▪

Evaluation of VK0214 in an in vivo model of X-linked adrenoleukodystrophy (X-ALD) recently completed.  VK0214 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for the beta receptor subtype.  In the fourth quarter of 2016, the company, in collaboration with the Kennedy Krieger Institute, initiated a long term in vivo study to evaluate the effects of VK0214 in the ABCD1 knockout model of X-ALD.  This study has recently been completed and initial results are expected to be available later this quarter.

▪

Completed private placement raising $4.3 million in gross proceeds.  Funds from the private placement will be used for general corporate purposes including the company’s ongoing Phase 2 trials for VK5211 and VK2809, and advancing these programs into later stage development.  In addition, these funds will support the preclinical and early clinical development of our GSD la and X-ALD programs.

▪

Appointed Charles A. Rowland, Jr., to the Viking board of directors.  Mr. Rowland has more than 30 years of biopharmaceutical industry experience spanning financial management and strategic business operations.  During his career, he has acted as CEO, CFO or a director for numerous biotech companies at Viking’s stage, providing valuable guidance on financings, drug development operations and commercialization.

Financial Highlights

Second Quarter Ended June 30, 2017 and 2016

Research and development expenses for the three months ended June 30, 2017 were $3.7 million compared to $2.4 million for the same period in 2016. The increase was primarily due to increased activities related to our clinical trials for our VK5211 and VK2809 programs, third party manufacturing of our clinical-stage drug candidates, and preclinical efforts for our VK0214 program.

General and administrative expenses for the three months ended June 30, 2017 were $1.3 million compared to $1.2 million for the same period in 2016. This small increase was primarily due to increases in salaries and benefits and legal expenses, offset by a decrease in non-cash stock compensation expense.

For the three months ended June 30, 2017, Viking reported a net loss of $5.2 million, or $0.21 per share, compared to a net loss of $3.7 million, or $0.22 per share, in the corresponding period in 2016. The increase in net loss for the three months ended June 30, 2017 was primarily due to the increase in research and development expenses noted previously.

Six Months Ended June 30, 2017 and 2016

Research and development expenses for the six months ended June 30, 2017 were $7.2 million compared to $4.2 million for the same period in 2016. The increase in research and development expenses was primarily related to increases in expenses related to clinical trial activity for our VK5211 and VK2809 programs and preclinical efforts for our VK0214 program, as well as third party manufacturing of our clinical-stage drug candidates.

General and administrative expenses for the six months ended June 30, 2017 were $2.7 million compared to $2.6 million for the same period in 2016. This small increase was primarily due to increases in salaries and benefits, offset by a decrease in non-cash stock compensation expense.

For the six months ended June 30, 2017, Viking reported a net loss of $10.4 million, or $0.45 per share, compared to a net loss of $7.3 million, or $0.56 per share, in the comparable period in 2016. The increase in net loss for the six months ended June 30, 2017 was primarily due to the increase in research and development expenses noted previously.

Balance Sheet as of June 30, 2017

At June 30, 2017, Viking held cash, cash equivalents and investments totaling $12.1 million.  As of July 31, 2017, Viking had 27,697,284 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s second quarter financial results today at 4:30 pm Eastern Time.  To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until August 16, 2017 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10110737.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com. An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company's clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and non-alcoholic fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK5211 and VK2809 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK5211 and VK2809; risks that prior clinical and preclinical results may not be replicated; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	3,715,379	2,371,058	7,243,529	4,248,236
General and administrative	1,267,364	1,206,995	2,707,876	2,597,233
Total operating expenses	4,982,743	3,578,053	9,951,405	6,845,469
Loss from operations	(4,982,743)	(3,578,053)	(9,951,405)	(6,845,469)
Other income (expense):
Change in fair value of debt conversion feature liability	570,676	412,050	848,374	508,597
Amortization of debt discount	(336,656)	(524,977)	(767,883)	(925,634)
Amortization of financing costs	(421,781)	—	(519,960)	—
Interest expense, net	(1,130)	(1,813)	(2,660)	(17,275)
Total other income (expense), net	(188,891)	(114,740)	(442,129)	(434,312)
Net loss	(5,171,634)	(3,692,793)	(10,393,534)	(7,279,781)
Other comprehensive gain (loss), net of tax:
Unrealized gain (loss) on securities	1,500	(6,591)	893	584
Comprehensive loss	$(5,170,134)	$(3,699,384)	$(10,392,641)	$(7,279,197)
Basic and diluted net loss per share	$(0.21)	$(0.22)	$(0.45)	$(0.56)
Weighted-average shares used to compute basic and diluted net loss per share	24,118,887	17,105,374	23,240,782	13,060,576

Viking Therapeutics, Inc.

Balance Sheets

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,393,651	$3,075,502
Short-term investments – available for sale	8,689,630	10,075,058
Prepaid clinical trial costs	1,732,789	541,603
Prepaid expenses and other current assets	447,932	282,666
Total current assets	14,264,002	13,974,829
Deferred public offering and other financing costs	17,568	521,538
Deposits	39,341	39,341
Total assets	$14,320,911	$14,535,708
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,304,711	$1,203,888
Other accrued liabilities	2,418,355	1,237,122
Accrued interest, current	59,333	34,894
Convertible notes payable, current (net of discount of $919,184 and $675,589 at June 30, 2017 and December 31, 2016, respectively)	3,050,427	3,269,582
Debt conversion feature liability, current	894,152	731,048
Total current liabilities	7,726,978	6,476,534
Deferred rent	6,054	16,307
Total long-term liabilities	6,054	16,307
Total liabilities	7,733,032	6,492,841
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2017 and December 31, 2016; no shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2017 and December 31, 2016; 27,697,284 and 20,823,873 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	277	208
Additional paid-in capital	77,264,402	68,326,818
Accumulated deficit	(70,670,801)	(60,277,267)
Accumulated other comprehensive loss	(5,999)	(6,892)
Total stockholders’ equity	6,587,879	8,042,867
Total liabilities and stockholders’ equity	$14,320,911	$14,535,708

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com